SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                        __________________

                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934


 Date of Report(Date of Earliest Event Reported):  March 23, 2000


                NOVA NATURAL RESOURCES CORPORATION
      (Exact name of registrant as specified in its charter)


Colorado                        0-15078        84-1227328
(State or other jurisdiction    (Commission    (I.R.S. Employer
of incorporation)               File No.)      Identification No.)


789 Sherman St.,Suite 550,Denver,Colorado            80203
(Address of principal executive offices)             (Zip Code)


                          (303)863-1997
        (Registrant's telephone number, including area code)
ITEM 5. Other Events

The Company previously reported that it signed a Letter of Intent with Richlink International Holdings Limited ("Richlink"), which outlined the terms of a transaction by which Richlink would acquire control of the Company. The Letter of Intent was subject to the negotiation, preparation and execution of a definitive agreement and the completion of satisfactory due diligence.

The Company and Richlink have been unable to agree on the terms of the definitive agreement, and on March 23, 2000 Richlink advised the Company that it is no longer interested in proceeding with the contemplated transaction.

Accordingly, the broker retained by the Company to locate appropriate merger candidates has begun to contact other entities which have expressed interest in acquiring a public company. There is no assurance that an arrangement will be entered into whereby the Company will be so acquired on acceptable terms.

The Company will continue to undertake actions to sell its assets and obtain "shell" status.

Since execution of the Letter of Intent with Richlink, the Company has paid its long-term debt, consisting of $125,000 principal amount of Promissory Notes, plus accrued interest, which Notes were called for redemption on January 31, 2000 and have been fully discharged; paid all of the Company's other liabilities; and offered for sale or otherwise disposed of all of the Company's producing and non-producing properties. The Company has entered into an agreement to sell its 50% working interest in its Wyoming non-producing acreage for $37,500, and an offer for the Company's 2.98% working interest in the North Rainbow Ranch waterflood is currently being evaluated. There have been no sales to management or affiliates, although such sales are possible, provided the price and terms offered equal or exceed those offered by outside parties.


NOVA NATURAL RESOURCES CORPORATION
(Registrant)


BY:   /s/ Brian B. Spillane
    ________________________________
    Brian B. Spillane, President




BY:   /s/ James R. Schaff
    ________________________________
    James R. Schaff, Secretary-Treasurer